EXHIBIT 10.1

MARKETING, SALES and DISTRIBUTION AGREEMENT

Between

LABORATORIES DOLIAGE and CORONADO INDUSTRIES

THIS AGREEMENT made and entered into this 21st day of April 2006 (hereinafter referred to as “Effective Date”), by and between, Coronado Industries, Inc. having its headquarters at 16857 E. Saguaro Blvd., Fountain Hills, Arizona 85268, its subsidiaries, affiliates and partners (hereinafter Coronado Industries referred to as “CI”), and Laboratoires DOLIAGE having a place of business located at 81 rue de Verdun, 92150 Suresnes, France, (hereinafter referred to as “DOLIAGE”).

WITNESSETH

WHEREAS, CI is engaged in the distribution and sale of a patented Pneumatic Trabeculoplasty (PNT) device as described on Schedule A (hereinafter called the “Products”).

WHEREAS DOLIAGE is engaged in the business of marketing, selling and distributing ophthalmic products within France (hereinafter referred to as “TERRITORY”).

WHEREAS DOLIAGE has expressed an interest in marketing, selling and distributing CI's Pneumatic Trabeculoplasty device (hereinafter referred to as “PNT”) which is composed of CI's proprietary PNT vacuum controller and CI's patented PNT fixation ring (hereinafter referred to as “PRODUCTS”)

NOW THEREFORE in consideration of the mutual covenants herein contained, and other good and valuable consideration, it is mutually agreed as follows:

1.	APPOINTMENT AND ACCEPTANCE

1.1.
CI hereby appoints DOLIAGE as CI's exclusive partner in the Territory. Exclusive partner in this Section 1.1 shall mean (i) that CI grants DOLIAGE the exclusive right to promote, market, sell and distribute the Products in the Territory under CI's Brand name(s) and Trademark(s) and that (ii) that CI shall not appoint any other party than DOLIAGE to promote, market, sell and distribute the Products in the Territory

1.2.
CI hereby grants DOLIAGE rights, without the right to sublicense, to use CI's patents, listed in Schedule A within the Territory for the sole purposes of carrying out DOLIAGE's obligations under this AGREEMENT. DOLIAGE agrees to exercise these rights only as are necessary to meet its obligations to promote, market, sell or distribute the Products in the Territory under this Agreement. DOLIAGE agrees not use these rights to promote, market, sell or distribute competitive product(s) within the Territory. CI agrees not to grant rights under the patents listed in Schedule A which would allow a competitor to promote, market, sell or distribute a competing medical device for the treatment of primary open angle glaucoma or ocular hypertension within the Territory. Passive sales by other distributors within the Territory and sales on part of the customers of CI shall not be restricted by this provision

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Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.  This exhibit omits the information subject to the confidentiality request. Omissions are designated as [ * ].

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1.3.
DOLIAGE accepts such appointment and agrees to use its commercially reasonable efforts to promote, develop and increase sales of the Products within the Territory. Without limiting the generality of the foregoing, DOLIAGE shall:

1.3.1.
develop and distribute to the best advantage of the Products such literature and other advertising material as may be agreed to by CI and will not use or release any advertising or promotional materials (including, without limitation, labels, packages, circulars, and advertisements) without the prior approval of CI. The consent of CI shall not be unreasonably withheld.

1.3.2.	solicit prospective purchasers who may specify or utilize the Products;

1.3.3.	shall not promote or sell any other product or other product lines which are a medical device indicated in the non-surgical treatment of primary open angle glaucoma or ocular hypertension.

1.3.4.	take no action which might impair the goodwill or reputation of CI or any of its affiliated companies or of the Products;

1.3.5.
refrain from making quotations or writing letters under the name of CI or any of its affiliates. The name of CI or its subsidiaries shall not appear on stationery used by DOLIAGE, except as a marginal note showing for example “Distributor for Coronado Industries”;

1.3.6.	interface with customers and potential customers on behalf of CI for inquiries with respect to the Products and use of the Products;

1.3.7.	not make claims with respect to indications for the Products that are not approved by the appropriate Health Authority or other appropriate regulatory body;

1.3.8.	purchase sufficient quantities of the Products from CI so as to be able to maintain an adequate supply for resale of the Products;

1.3.9.
comply with all applicable European and French laws and regulations with regard to the promotion, marketing, sale and distribution of the Products, including any reporting requirements in regards to complaints or incidents;

1.4.
promptly report to CI, or its European representative which is currently

    Donowa Consulting Srl
    Piazza Albania 10
    00153 Rome, Italy

all complaints, incidents or problems it receives relating to the Products;

1.5.	follow all CI marketing and promotion policies.

1.6.	handle and store all Products in accordance with French and European laws and the labeling and instructions for the Products.

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1.7.
CI agrees to support DOLIAGE in the promotion, marketing, sale, distribution and/or application for reimbursement of the Products in the Territory and the technical training for the employees of DOLIAGE. CI may decide, at its sole discretion, whether such support is possible for and available within CI.

2.	SUPPLY PRICE

2.1.	The Supply Price of the Products to DOLIAGE shall be as outlined below;

2.1.1.
PNT controllers at [ * ] per controller for the first two years of the AGREEMENT. For years three (3) and four (4) the price will be [ * ] per controller. For year five (5) until the end of the original AGREEMENT the costs will be [ * ] per controller.

2.1.2.	[ * ] per box of 100 rings. Each ring is individually packaged in a sterile sachet with current labeling.

2.2.
CI will arrange for shipment of the Products from CI's manufacturing facility to DOLIAGE' warehouse in France. The cost of shipping the Products from CI's distribution facility to DOLIAGE's central receiving facility in France will be the responsibility of CI.

2.3.	Payment under Clause 2.11 and 2.22 shall be Net 45 days upon delivery of goods to DOLIAGES' facility.

2.4.
The above Supply Prices reflect the current PNT controller and PNT ring design and manufacturing processes. In the event the United States Food and Drug Administration (USFDA) or any other competent governmental health authority (HA) requires modifications to the PNT controller and/or the PNT ring in order to allow continuing sale within the Territory which would lead to an increase in the manufacturing costs to CI of more than [ * ] , then CI would supply proper documentation supporting this increase, and the Parties agree to negotiate a new Supply Price. If DOLIAGE was to challenge the price increase under this clause, DOLIAGE could have an auditor give an independent confirmation. If the auditor found the increase was greater than or equal to [ * ] then DOLIAGE would accept the increase and pay for the audit. If the increase was less than [ * ] then the price would remain where it was and CI would pay for the audit.

2.5.
All Supply Prices quoted shall be understood as excluding VAT at the statutory tax rate or custom duties, to the extent payable. All taxes and duties due on the Products are the responsibility of DOLIAGE.

2.6.	DOLIAGE will not sell materials which are provided to them free of charge.

2.7.
DOLIAGE may return goods, including vacuum units which may require service, to CI only in accordance with CI's returned goods policy. Used PNT rings cannot be returned to CI. In general CI's returned goods policy allows for the return of goods which are received damaged (Section 16 below) from CI. Such damaged goods may be returned to CI at CI's expense. CI will provide shipping instructions for such returns. All other returned goods will be at the cost of DOLIAGE and such costs may be charged against the PPL (Section 5.2.2.2).

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*  Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.  This exhibit omits the information subject to the confidentiality request. Omissions are designated as [ * ].

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2.8.
CI will warrant the controller for a period of [ * ]. DOLIAGE will coordinate return of equipment under warranty, as per the instructions of CI, for repair or replacement. The costs of shipping the equipment under warranty from DOLIAGE's facility to CI's facility will be the responsibility of CI.

2.9.
CI will attempt to repair equipment, which is out of warranty, at the request of DOLIAGE. DOLIAGE will be responsible for return shipping of the out of warranty equipment to CI. CI will provide a cost estimate for the repair and will only proceed if agreed to by DOLIAGE. The cost of shipping repaired equipment back to DOLIAGE will be born by DOLIAGE and all costs incurred by DOLIAGE, which are not reimbursed by DOLIAGE's customers, associated with repair of out of warranty equipment can be charged against the PPL

2.10.
CI will be responsible for the production of the Products, including sourcing of raw materials, CI guarantees that all Products shipped to DOLIAGE will be free from defects and in compliance with relevant regulatory and governmental requirements, including compliance with the requirements of an EU 2a device classification and applicable cGMP Rules and will have sufficient expiry dating to allow for distribution through normal distribution channels.

3.	SALES OF PRODUCT OUTSIDE OF TERRITORY

3.1.
DOLIAGE shall not actively sell the PRODUCTS in territories or to customers groups which (i) CI allocated exclusively to a third party or (ii) CI reserves for itself or for a company affiliated with CI.

3.2.	Passive sales outside the TERRITORY and sales on part of the customers of DOLIAGE shall not be restricted by this provision.

4.	PROFIT and LOSS CALCULATIONS

4.1.
A separate PRODUCT Profit and Loss statement (herein referred to as the “PPL”) will be established and maintained under this AGREEMENT. All charges against and income credited to the PPL will be in line with the following guidelines. In the event that a specific charge or income item is not addressed below the PARTIES will discuss, in good faith, how to incorporate the specific item so that it is consistent and in the spirit of the guidelines outlined below.

4.1.1.	[ * ] in support of the PRODUCTS within the TERRITORY will be born by DOLIAGE and included in the PPL.

4.1.2.	[ * ] will be credited towards the PPL.

4.1.3.	DOLIAGE will use best efforts to maximize the profits from sales of the PRODUCTS which is credited to the PPL

4.1.4.
DOLIAGE will not purposely offer discounts on PRODUCTS within the TERRITORY in order to increase sales or achieve acceptance of other products which DOLIAGE or one of its partners sell without the written approval of CI. In such situations the PARTIES will agree to what additional compensation will be credited to CI or the PPL in consideration of the discounts that were offered on the PRODUCTS within the TERRITORY.

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*  Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.  This exhibit omits the information subject to the confidentiality request. Omissions are designated as [ * ].

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4.1.5.
CI will share the cost of a clinical trial [ * ], up to a maximum contribution of [ * ] per year during the first two years of the contract for a total contribution not to exceed [ * ] . Payment will be made at the end of each calendar year upon receipt of an invoice with sufficient detail to explain the actual costs incurred in performing the trial. Any payments made by CI to DOLIAGE in support of the clinical trial will be accounted for in the P&L and accounted for in the calculation of any profit sharing (for example as income or an expense offset in the collaboration) so as to avoid an inappropriate charge against the calculation of the profit sharing. The actual schedule of the clinical trial being beyond DOLIAGE's control, any delay encountered while undertaking the trial will be reported by DOLIAGE to CI in order to extend accordingly the two years time frame originally planned for CI participation to the cost.

4.2.	The PARTIES shall agree on the marketing plan and develop a mutually agreed upon budget for marketing activities related to the PRODUCTS

4.2.1.	DOLIAGE will be responsible for all marketing costs for the PRODUCTS within the TERRITORY.

4.2.2.	All external costs [ * ] can be charged against the PPL at full costs

4.2.3.	[ * ]

4.3.
DOLIAGE will build and maintain a sales organization commensurate with the sales potential of the Products in the Territory and employ sales personnel trained with sufficient product knowledge to sell the Products adequately within the Territory;

4.3.1.	[ * ]

4.3.2.	[ * ]

4.4.	[ * ]

4.5.	[ * ]
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*  Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.  This exhibit omits the information subject to the confidentiality request. Omissions are designated as [ * ].

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5.	PROFIT SHARING

5.1.	Revenue sharing shall be based on a profit sharing model as outlined below.

5.2.	Profit/loss from the sales of PRODUCTS will be calculated as follows;

5.2.1.	[ * ]

5.2.1.1.	[ * ]

5.2.1.2.	[ * ]

5.2.2.	[ * ]

5.2.2.1.	[ * ]

5.2.2.2.	[ * ]

5.2.2.3.	[ * ]

5.2.2.4.	[ * ]

5.2.2.5.	[ * ]

5.2.2.6.	[ * ]

5.2.2.7.	[ * ]

5.2.2.8.	[ * ]

5.2.3.	[ * ]

5.3.	[ * ]

5.4.	[ * ]

5.5.	[ * ]

5.6.	The budget year for the PPL will coincide with DOLIAGE's budget year, which currently runs from October 1st to September 30 th .

5.7.
DOLIAGE will submit the final detailed PPL for the prior budget year, from which the profit/loss will be calculated, by October 31 st of the current budget year. For example, the final detailed PPL for the budget year October 1, 2006 to September 30, 2007 will be submitted to CI by October 31, 2007. CI will have the right to review the detailed PPL and if they disagree with specific aspects of PPL can request that they be adjusted. For the budget period from contract initiation until September 30, 2006 the PPL will be prepared and agreed to by May 30, 2006.

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*  Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.  This exhibit omits the information subject to the confidentiality request. Omissions are designated as [ * ].

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5.8.
In the event that the PARTIES cannot agreed on whether a specific charge or income item should be included on the PPL, the PARTIES will have an independent auditor, acceptable to both PARTIES with such acceptance not to be unreasonably withheld, review the PPL and render a decision on whether the charge is valid. The PARTIES will share the costs of the audit

5.9.
CI can request once a year that an independent auditor, acceptable to both PARTIES with such acceptance not to be unreasonably withheld, review the entire PPL and all supporting documentation to verify that the PPL was prepared in compliance with this AGREEMENT. If it is found that additional monies are owed CI as a result of the audit then DOLIAGE will pay the additional funds. If the amount of the additional monies owed CI is greater than 10% of the monies originally calculated in the PPL the costs of the external auditor will be borne by DOLIAGE otherwise the costs of the external auditor will be the responsibility of CI. DOLIAGE will provide its own resources for such audit at no cost. Reasonable advance notice should be given by CI of its intention to perform such an audit, and reasonable usage of DOLIAGE resources will be made, so as not to affect DOLIAGE's operation.

5.10.
The PARTIES will use best efforts to finalize and close the PPL for the prior budget year by December 1st of the current budget year. For example, the PPL for the period October 1 st, 2006, to September 30th, 2007 should be finalized and closed by December 1 st , 2007.

5.11.	[ * ]

6.	BUDGETS

6.1.
DOLIAGE will prepare a budget in line with the Sales and Marketing plan agreed to by the PARTIES. The PARTIES must mutually agree and approve each annual budget by December 31 st of the prior year. For example the annual budget for the period October 1 st 2006 to September 30 th 2007 should be approved by December 31 st , 2006.

6.2.	If the PARTIES do not agree on the budget submitted by DOLIAGE the PARTIES will discuss in good faith such differences and utilize best efforts to reach agreement on the annual budget.

7.	FORECASTING

7.1.
On the first day of each calendar quarter, DOLIAGE shall provide CI with a written rolling forecast of the requirement for the Products, per month, for the then current calendar quarter and the next 3 (three) calendar quarters. The forecast for the then current calendar quarter shall be binding, for the remaining calendar quarter's non-binding.

7.2.
At least three (3) months in advance of the requested delivery date of the Products, DOLIAGE shall submit to CI a written purchase order for the desired quantities of the Products (hereinafter referred to as “Purchase Order”). All Purchase Order shall be firm and binding upon the Parties and shall bear the exact quantity ordered and the agreed upon delivery date.

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*  Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.  This exhibit omits the information subject to the confidentiality request. Omissions are designated as [ * ].

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8.	RELATIONSHIP OF THE PARTIES

DOLIAGE shall be an independent contractor of CI. This Agreement does not create any employer-employee, agency, joint venture or partnership relationship between CI and DOLIAGE. DOLIAGE is not authorized or empowered to act as agent for CI for any purpose, except those specifically outlined in this AGREEMENT, and shall not on behalf of CI either enter into any contract, undertaking, or agreement of any kind whatever, or make any promise, warranty, or representation with respect to the Products other than those published by CI in the advertising and sales promotional material provided to DOLIAGE

9.	NOTICES

Any notices will be sent via facsimile and by a recognized express mail carrier:

If to DOLIAGE:	Laboratories DOLIAGE
81 rue de Verdun,
92150 Suresnes,
France
Facsimile: (33) 1 41 38 29 55
Attention: CEO

If to CI:	Coronado Industries
16857 Saguaro Blvd
Fountain Hills, Arizona 85268
USA
Attention: CEO
CC: Director of Operations
Facsimile +1 480 837 6870

or to such other address as either Party may hereafter designate by notice to the other Party. The date of giving of any such notice shall be on the date received from an express mail carrier.

10.	FORCE MAJEURE

Neither Party hereto will be liable to the other for its failure to perform hereunder due to act of God, accident, fire, flood, storm, riot, sabotage, explosion, strike, labor disturbance, national defense requirement, governmental law, ordinance, rule or regulation, whether valid or invalid, inability to obtain electricity or other type of energy, raw materials, labor, equipment or transportation, or any other contingency beyond its reasonable control which would make performance commercially impracticable. In the event of a shortage of Products, CI reserves the right to allocate its inventory of Products as it may determine in its sole discretion. Either Party may terminate this Agreement by giving notice in writing to the other Party should an event of force majeure continue for more than 6 (six) months.

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11.	TRADEMARKS AND PATENTS

11.1.
CI will be responsible for registering and maintaining all applicable Patents within the Territory as listed in Schedule B (hereinafter referred to as “Patents”) relating to the Products in the Territory at CI's costs.

11.2.
By virtue of the Agreement and DOLIAGE's performance hereunder, DOLIAGE shall acquire no interest in CI trademarks or corporate names, label designs or other identifying marks used to distinguish CI's Products. Except for undertaking such activities as are directly related to promoting the sale of the Product under this Agreement, DOLIAGE shall not make use of the name CI, or make use of any trademark or trade name which in the judgment of CI is confusingly similar thereto without the written consent of CI.

11.3.
The Parties will use their best efforts to discover any infringement of any Patent, Trademark or corporate name of Coronado Industries and will promptly notify each other of any such infringement or wrongful use. Any Proprietary Information provided shall be and remain the property of CI, and CI will impose any conditions with respect thereto which it deems reasonably necessary to preserve the confidential nature thereof. DOLIAGE will retain all Proprietary Information in strict confidence as trade secrets of CI and will not disclose, or permit any employee or agent of DOLIAGE to disclose, any Proprietary Information to anyone without the prior written approval of CI, provided, however, that such disclosure may be made to any employee of DOLIAGE who has a reasonable need for access thereto. For the purpose of this Agreement, the term “Proprietary Information” shall mean all formulae, processes, and other information relating to the distribution, sale, and use of any Product which has been or may hereafter be furnished to DOLIAGE and which would not be available to the general public otherwise than through violation of this Agreement.

11.4.
CI shall use its best efforts so that DOLIAGE will not incur any claim of patent infringement as a result of distribution of the Products within the Territory under this Agreement. If such claims arise, and are attributable to the actions of DOLIAGE allowed under this Agreement, CI will at its own costs use reasonable efforts to interfere and resolve the issue. DOLIAGE will notify CI immediately of any claims of patent infringement. Any liability for damages from an infringement as a direct result of the sale of the Products by DOLIAGE under the terms of this Agreement, will be the responsibility of CI. DOLIAGE will cooperate fully with CI to resolve and/or defend against any claim of infringement under this Agreement.

11.5.	If DOLIAGE is aware of a patent infringement on its territory, DOLIAGE will inform CI, and CI will at its own cost take any action to protect the patent rights.

11.6.
Upon the expiration or prior termination of this Agreement, DOLIAGE will exercise all necessary precautions to safeguard the secrecy of Proprietary Information and to prevent the unauthorized disclosure thereof, DOLIAGE will consult CI as to the procedures established by it for this purpose and will from time to time, if requested by CI, advise CI of the procedures which it then has in effect.

12.	REGISTRATIONS AND HEALTH AUTHORITY INTERACTIONS

12.1.
CI, with the assistance of DOLIAGE, will be responsible for all interactions with the relevant Health Authorities (HA's), including but not limited to the Type 2a device classification filling of the Product and any maintenance of the Type 2a filling with the relevant authorities.

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12.2.	DOLIAGE will bear the costs associated with any additional registration(s) with or applications to the relevant Health Authority(s) within in the Territory which are required to sell the Products.

12.3.	DOLIAGE, as reasonably requested by CI, will assist, provide expertise and interact as required in dealing with the relevant HA's in the Territory.

12.4.
CI and DOLIAGE agree that a Type 2a device classification is required to allow the sale of the Products in the Territory. CI agrees to supply DOLIAGE with Products meeting this classification and will not knowingly or negligently ship Products which does not meet this classification.

13.	CLINICAL TRIAL

13.1.	DOLIAGE will be allowed to perform, in collaboration with CI, clinical trials in order to enhance the marketability of the PRODUCTS within the TERRITORY

13.2.	The clinical trials will involve up to 2/4 centers and approximately 100 patients.

13.3.	The protocols for the clinical trials will be approved by both Parties and respective Ethical Committees prior to initiation of the study.

13.4.	The costs of performing the clinical trial will be born by DOLIAGE. CI will reimburse DOLIAGE as outlined Section 4.1.5 above

13.5.
DOLIAGE will have in place confidentiality agreements with all clinicians involved with the clinical trial. DOLIAGE will do its best to prevent any non-agreed dissemination regarding the clinical trial or its results without the prior consent of CI.

13.6.
All information developed as part of the clinical trial will be considered as Confidential Information (as defined below under Section 14) and cannot be used for any other purpose by DOLIAGE other than to promote the Products in a way which is beneficial for the Product. In the event the AGREEMENT is terminated then all information collected under this Agreement, including the information gathered as part of the clinical trial will become the property of CI. DOLIAGE also acknowledges that it will not use any of the information obtained under this Agreement, including information obtained as part of the clinical trial, to promote another device which would compete with the PRODUCTS.

14.	TERM AND TERMINATON

14.1.
The term of this Agreement shall be for a period of eight (8) years from the Effective Date of this Agreement (hereinafter referred to as “Initial Term”). Following the Initial Term outlined above, this Agreement will be automatically renewable on an annual basis, unless either Party notifies the other 6 months prior to expiration of the Initial Term, or each annual extension, of their intention not to renew.

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14.2.
If DOLIAGE's cumulative losses, which will be calculated as their costs directly associated with the AGREEMENT less any monies from the envisioned profit share, over the first two years of the AGREEMENT exceed 150,000 Euros DOLIAGE will have an option to request a renegotiation of the AGREEMENT and if CORONADO declines to terminate the AGREEMENT

14.3.
CI shall have the option to terminate, upon ninety (90) days' written notice, if ownership or control (for example. greater than 50.01 % of the shares) of DOLIAGE is transferred to a third party, which is considered by CI to be detrimental for CI's interests. Either Party may terminate this Agreement if the other Party is adjudged bankrupt, files or has filed against it any petition under any bankruptcy or insolvency law, has a receiver appointed for its business or property, or makes a general assignment for the benefit of its creditors.

14.4.
DOLIAGE hereby accords CI upon termination or expiration of this Agreement an option to repurchase from DOLIAGE all or any part of DOLIAGE' inventory of that Products, which DOLIAGE will not need in order to fulfill its delivery commitments towards its customers for commitments which can be documented were made prior to termination of expiration of this Agreement (hereinafter referred to as “Inventory Products”), at the price paid therefore by DOLIAGE (hereinafter referred to as “Repurchase Price”), pursuant to the following procedures:

14.4.1.
Within five (5) days after the effective date of termination, DOLIAGE shall submit to CI a written schedule reflecting all Inventory Products then owned by or in DOLIAGE' possession. Said schedule shall identify each Inventory Product and shall indicate the quantity thereof on hand.

14.4.2.	Within ten (10) days after the receipt of such schedule by CI, CI shall have the right to inspect the inventory reflected on such schedule.

14.4.3.	Within five (5) days after completion of CI's inspection of said inventory, CI shall give written notice of its election to repurchase all or any part of the Inventory Products.

14.4.4.
Upon receipt of said notice of repurchase, DOLIAGE shall forthwith deliver such Inventory Products as may be specified therein to a carrier designated by CI and at the costs of CI. Payment of the Repurchase Price as hereinabove provided shall be made by CI to DOLIAGE within five (5) days after the delivery of said Products to carrier.

14.5.	Upon termination or expiration of this Agreement, DOLIAGE shall immediately cease to represent itself as an authorized distributor of CI with respect to the Products.

14.6.	CI can elect, but will have no obligation, to provide additional product in order to allow DOLIAGE' to fulfill commitments towards its customers following termination or expiration of this Agreement.

14.7.
The termination or expiration of this Agreement shall not release either Party from the obligation to pay any sum that may be owing to the other Party or operate to discharge any liability that had been incurred by either Party prior to any such termination.

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14.8.
Failure by a Party to comply with any of its material obligations contained in this Agreement, including payment term obligations, shall entitle the non-defaulting Party to give to the defaulting Party written notice specifying the nature of the default and requiring the defaulting Party to make good such default. If such default is not cured within sixty (60) days after the receipt of such notice (or, if such default is not capable of being cured within such sixty (60) day period, within such amount of time as may be reasonably necessary to cure such breach, as long as the Defaulting Party is making diligent efforts to do so, except in the case of payment default, as to which the defaulting Party shall have only a sixty (60) day cure period), the non-defaulting Party shall be entitled immediately to terminate this Agreement by giving written notice to the defaulting Party. The right of a Party to terminate this Agreement, as hereinafter provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

14.9.	The Parties may agree in writing, signed by both Parties, to terminate this Agreement in its entirety. In such an event, the Parties shall agree to the effects of such termination at that time.

14.10.	If the PARTIES cannot agree on the annual budget as outlined under Clause 6 by November 15th of the prior year then either PARTY may elect to terminate this AGREEMENT.

14.11.	In the event this AGREEMENT is terminated under clause 14.10 above then Clauses 14.4, 14.4.1, 14.4.2, 14.4.3, 14.4.4, 14.4.5, 14.5, 14.6 and 14.7 will apply.

15.	CONFIDENTIALITY

A separate Confidentiality Agreement has been previously executed by the PARTIES and is incorporated by reference into this AGREEMENT

16.	ASSIGNMENT

16.1.	This Agreement shall be binding upon the successors and assignees of CI and DOLIAGE.

16.2.
Either Party may assign this Agreement to a wholly owned subsidiary or other entity in which the transferring Party has a majority share and operational control. In case of such an assignment, the assigning party will remain jointly and severally liable for all of its obligations under this Agreement.

16.3.	This Agreement shall not be assignable by either Party to an independent third party, without the prior written consent of the other Party, such consent not to be unreasonably withheld.

17.	INDEMNIFICATION / DEFECTS OF THE PRODUCTS

17.1.
CI will indemnify, defend and hold harmless DOLIAGE from any and all liability, loss, or damage DOLIAGE may suffer as a result of claims, demands, costs, or judgment against it arising from product liabilities of any kind under any jurisdiction provided that such product liability is not based on DOLIAGE' negligence in storing, maintaining, labeling, promoting or selling the Products or otherwise failing to comply with applicable laws and regulations and the terms of this Agreement. In the latter case, DOLIAGE will indemnify, defend and hold harmless CI from any and all liability, loss or damage CI may suffer as a result of such claims, demands, costs or judgments against it.

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17.2.
For the duration of this Agreement, each Party will maintain, at each Party's own expense, insurance coverage from a reputable insurance carrier in the amount of a minimum of USD $1.0 million per incidence. Upon request of a Party, the other Party shall submit a copy of the respective certificate of insurance.

17.3.
DOLIAGE shall inspect the delivered Products immediately following delivery by CI insofar it is practicable in the orderly course of business and notify apparent defects to CI within 14 days after their discovery. All other defects, such as hidden defects, will be notified by DOLIAGE within 14 days after their discovery.

17.4.
If (i) the Products delivered by CI are agreed by the Parties to be defective and/or (ii) if it turns out and the Parties agree that the Products were damaged prior to receipt by DOLIAGE and/or (iii) the Parties agree that the Products do not have the agreed upon quality, DOLIAGE shall have the right to request defect-free goods as replacement. In the event that CI cannot deliver within 45 days following notification by DOLIAGE and agreement between the Parties that the Products are defective as described under (i) - (iii) above DOLIAGE will have the right to cancel the respective individual orders involving the above goods and receive a refund of any monies paid to CI. Removal and return deliveries of defective Products shall be effected at CI´s costs and risk.

18.	MISCELLANEOUS

18.1.	The provisions of this Agreement shall be construed and the performance thereof governed in accordance with the laws of the State of New York, USA.

18.2.
All sub-distributors selected by DOLIAGE must be pre-approved by CI. The consent of CI shall not be unreasonably withheld. In the event that DOLIAGE becomes aware that a sub-distributor is in violation of any part of this Agreement DOLIAGE will immediately inform CI and will take all necessary actions to ensure compliance with this Agreement by the sub-distributor.

18.3.	The article headings in this Agreement are inserted for convenience only and shall not be deemed to be part of this Agreement or considered in construing this Agreement.

18.4.	This Agreement constitutes the entire understanding between the Parties and supersedes any previous written or oral agreements or understandings between the Parties.

18.5.
No modification to or waiver of the terms or conditions hereof shall be binding upon either Party unless approved in writing by an authorized representative and no modification can be made by the acknowledgment of acceptance or by the use of purchase order forms containing other or different terms or conditions.

18.6.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

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18.7.
Should the effects of this Agreement resulting from future unforeseen events and developments lead to an unjust hardship for either Party and which hardship does not correspond with the intention of the Parties in good faith, the Parties shall without delay enter into negotiations to see in what way the conditions of the Agreement can be modified to suit altered circumstances.

18.8.
Neither the general terms of sale and delivery of CI nor the general terms of purchase of DOLIAGE shall apply to this Agreement or the individual transactions concluded on its basis. This shall also apply if either Party refers to its general terms and conditions when concluding an individual transaction.

18.9.
All disputes arising out of or in connection with this Agreement shall first be attempted to be settled between the Parties on a good faith basis. If the Parties are unable to resolve the dispute within 60 (sixty) days from the receipt by one Party of the other Party's written notice asking for such amicable settlement discussions, then such dispute shall be finally settled by arbitration in accordance with the International Chamber of Commerce (ICC) Rules of Arbitration by three arbitrators, appointed in accordance with said rules. The place of arbitration shall be New York City, New York, USA. The proceedings shall be conducted and all documentation shall be presented in English.

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19.	SCHEDULES

19.1.	Schedule A: Products

19.2.	Schedule B: Patent

IN WITNESS THEREOF, the Parties have executed this Agreement as of the day and year first written above.

CORONADO INDUSTRIES, Inc.		Laboratories DOLIAGE

By:	/s/	By:	/s/
	Name Title		Name Title

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SCHEDULE A

Products
PNT Vacuum Controller - Model 1000

PNT Sterilized/Single Use/Disposable Ring - pre-sterilized polypropylene 3-port PNT ring. One (1) sterilized ring per sealed Tyvek® pouch. 100 rings per carton

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SCHEDULE B

Patents
Patent Number 0790803 `Open Angle Glaucoma Treatment Apparatus' issued February 19, 2003

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